UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2020

PROPANC BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54878	33-0662986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

302, 6 Butler Street

Camberwell, VIC, 3124 Australia

(Address of principal executive offices) (Zip Code)

61 03 9882 6723

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of principal U.S. market on which traded
Common stock, $0.001 par value	PPCB	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

b) Resignation of Officer

On December 23, 2020, Carlo Campiciano resigned as the Chief Financial Officer and Secretary of Propanc Biopharma, Inc. (the “Company”), effective on that date. There was no disagreement or dispute with the Company concerning his resignation. In connection with Mr. Campiciano’s resignation as Chief Financial Officer, he relinquished his role as the Company’s “Principal Financial and Accounting Officer” for Securities and Exchange Commission (“SEC”) reporting purposes.

c) Appointment of Officer

James Nathanielsz, the Company’s Chief Executive Officer, will assume the duties and additional position of Chief Financial Officer, effective December 23, 2020. In connection with this appointment, Mr. Nathanielsz was designated as the “Principal Financial and Accounting Officer” of the Company for SEC reporting purposes. For biographical information concerning Mr. Nathanielsz, see the Company’s Annual Report on Form 10-K filed with the SEC on October 1, 2020. During the last two years, there have been no transactions or proposed transactions by the Company in which Mr. Nathanielsz has had or is to have a direct or indirect material interest, other than customary arrangements in connection with serving as the Company’s Chief Executive Officer, and there are no family relationships between Mr. Nathanielsz and any of the Company’s executive officers or directors.

d) Election of Director

On December 23, 2020 (the “Appointment Date”), Josef Zelinger, age 70, was appointed as a board member to the Board of Directors (the “Board”) of the Company, effective immediately, and the Company entered into a Director Agreement and Indemnification Agreement with Mr. Zelinger,

Mr. Zelinger is a Certified Practicing Accountant with 45 years of experience in tax, auditing, finance, investment and management consulting. Mr. Zelinger also has significant expertise in property management and import/export businesses. Mr. Zelinger commenced his career as an accountant at L.M. Stanton & Partners - Chartered Accountants, subsequently joining Caston Pty Ltd in 1980, a steel manufacturer as Chief Financial Officer, and company director, until 1983.

Since the mid-1980’s until current date, Mr. Zelinger serves as director in several private investment companies in a range of businesses including property portfolio manager of commercial real estate, import/export businesses and a range of commercial and financial investment companies. Since 1980, Mr. Zelinger also operates as a sole practitioner in accountancy and tax consulting.

In 1973, Mr. Zelinger graduated in Accounting and was admitted as a Fellow of RMIT University in Business. He has been a Certified Practicing Accountant since 1984.

Pursuant to the Director’s Agreement, Mr. Zelinger will receive $250 AUD on a monthly basis, which may be adjusted at the discretion of the Company. The term of the Agreement commenced on the Appointment Date, and shall terminate upon Mr. Zelinger ceasing to be a member of the Board. The Agreement may be terminated by the Company for “Cause” (as defined in the Agreement) at any time upon written notice to Mr. Zelinger.

Pursuant to the Indemnification Agreement, the Company agrees to indemnify and hold harmless Mr. Zelinger from any liability regarding the corporate actions of the Company, with terms and conditions consistent with similar agreements of this nature.

There are no family relationships between Mr. Zelinger and any director or other executive officer of the Company, nor are there any transactions between Mr. Zelinger or any member of his immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

The foregoing summary of the material terms of the Director Agreement and Indemnification Agreement are qualified in their entirety by reference to the full text of the agreements, which is attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1*	Director Agreement, dated December 23, 2020, by and between Propanc Biopharma, Inc. and Josef Zelinger
10.2*	Indemnification Agreement, dated December 23, 2020, by and between Propanc Biopharma, Inc. and Josef Zelinger

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROPANC BIOPHARMA, INC.

	By:	/s/ James Nathanielsz
	Name:	James Nathanielsz
Dated: December 30, 2020	Title:	Chief Executive Officer